Exhibit 99.2

Duos Technologies Group, Inc.

Third Quarter 2023 Earnings Conference Call

November 14, 2023

Presenters

Chuck Ferry, Chief Executive Officer

Andrew Murphy, Chief Financial Officer

Q&A Participants

Owen Rickert - Northland Securities

Rafiq Khalid - Ascendiant Capital

Operator

Good afternoon. Welcome to Duos Technologies Third Quarter 2023 Earnings Conference Call.

Joining us on today's call are Duos' CEO, Chuck Ferry, and CFO, Andrew Murphy. Following their remarks, we will open the call for your questions. Then, before we conclude today's call, I'll provide the necessary cautions regarding the forward-looking statements made by management during this call.

Now, I would like to turn the call over to Duos' CEO, Chuck Ferry. Sir, please proceed.

Chuck Ferry

Welcome, everyone, and thank you for joining us. Earlier today, we issued a press release announcing our financial results for the third quarter, as well as other operational highlights. A copy of the press release is available in the Investor Relations section of our website.

I encourage all listeners to view that release, as well as our 10-Q filing with the SEC to better understand some of the details we'll be discussing during our call.

Today, I'm going to discuss my assessment that the company is in the best position it has ever been to achieve our strategy and long-term value, despite some short-term financial headwinds, which Andrew will walk us through in a moment.

I want to remind everyone that we believe Duos is currently the North American rail industry leader in machine vision and artificial intelligence wayside detection technology.

Three of the six Class 1 railroads, plus Ferromex and Amtrak, use our railcar inspection solution with strong results. During the third quarter, we scanned 2.3 million railcars. And subsequent to the end of the quarter, I'm happy to report our detections are now deployed with all of our railroad customers. While full adoption of machine vision wayside technology, paired with AI, is going more slowly than we would like, there is strong consensus among industry leaders that this technology will be fully adopted in the coming years, as the rail industry makes continued safety improvements. We believe that Duos is in a strong position with the support of our current rail customers to be in the leading edge of this adoption.

What is critical for us in the coming 12 to 18 months is the transition from a volatile CapEx only business to a machine vision artificial intelligence subscription business with steady recurring revenue. We'll discuss our plan and the critical milestones to lead this, after we review the financial results. Andrew.

Andrew Murphy

Thank you, Chuck. As we have discussed in previous calls, Duos has historically operated with periods of intermittent growth, interspersed with temporary lulls, as large new contracts begin the execution cycle and progress through various stages of development.

More recently, we've discussed the strategic shift of the business toward a recurring revenue model given the volatility and previously noted forecast challenges of our legacy CapEx focused structure. Our results for Q3 exemplify this volatility and revenue underscoring the challenges in a CapEx model and support our ongoing efforts to focus on primarily subscription based model in the future.

To be clear, the business is in a strong position, both fundamentally and financially. However, contract timing represents Duos' biggest threat to predictability. This makes quarter-over-quarter comparisons not necessarily meaningful to the current position of the company.

As a result, the focus of today's call is an assessment of where we currently stand in our long-term vision and strategy to transform our business into a sustainable, predictable leading technology company. For that reason, I will be brief in my commentary to allow for analysis on the strategic vision.

Now, let's get into our results for the third quarter. Total revenue for the third quarter of 2023 was $1.53 million and $5.95 million for the first nine months of 2023. This was a decrease in total revenue on a year-over-year basis for both periods, driven by a combination of factors including customer driven delays on key projects, originally slated to be completed late in the third quarter, 2023, and timing of new CapEx projects.

Gross margin was $227,000 for the third quarter of 2023 and $1.01 million for the first nine months of 2023. This represents a decrease in revenue on a year-over-year basis, largely driven by the same period over period drivers noted in revenue.

Operating expenses for the third quarter were $3.2 million and $9.27 million for the first nine months of 2023.

Of note, expenses were essentially flat from Q2 2023, to Q3 2023. And the company has implemented several expense reductions which will manifest themselves in the fourth quarter of 2023, and beyond.

Net operating loss for the third quarter totaled $2.97 million and $8.27 million for the nine months ended September 30 2023. The loss from operations was primarily the result of continued lower revenues recorded in the third quarter and year-to-date, as a consequence of the project delays previously noted. This had a similar impact on overall net loss.

For the three months ended September 30 2023 and 2022, net loss per common share was $0.41 and $0.30, respectively. For the nine months ended September 30 2023 and 2022, net loss per common share was $1.12, and $1.01, respectively.

Let's now discuss the balance sheet. We ended the quarter with approximately $3.27 million in cash and cash equivalents. We have an additional $0.25 million in receivables, as well as $1.35 million in contract assets, together constituting over $1.6 million in future cash flow, as well as $1.5 million of inventory consisting primarily of long lead items for two pending RIP installations.

Subsequent to the end of the quarter, in early November, the company took in net proceeds of $2.5 million for the sale of Series E Convertible Preferred Stock with an existing investor.

As of this call, the company has approximately $4.1 million in cash and cash equivalents. Duos continues to have the support of our long-term shareholders who recognize the strategic path the company is pursuing, as evidenced by its most recent capital infusion, and we appreciate their continued support as we implement our subscription platform.

At the end of the third quarter, our contracts and backlog represented approximately $6.4 million in revenue, and we have approximately $5 million to $7 million in near term renewals and contract modifications, providing additional visibility in future revenue performance and cash receipts.

We remain encouraged by the long-term nature of our contracts and believe our maintenance and artificial intelligence services ensure that the railcar inspection portals are critical to three of the six Class 1 railroads and our other major transit and freight operators ongoing network operations.

The net effect of the aforementioned timing challenges during 2023 is that we will not be able to book sufficient revenue to meet our guidance range and, thus, are withdrawing full year 2023 revenue guidance. While the near term results have been lower than expected, I am confident in the long-term vision and progression towards those objectives.

As noted, we are sufficiently capitalized to execute our near term plans. The business has no debt, and we hold inventory on the balance sheet to execute anticipated projects. This flexibility gives us bandwidth to take advantage of contracts that are pending and expected to be signed in the next few months, as well as convert some of the key subscriptions and CapEx projects in our pipeline.

This financial position, coupled with our expected success of our strategic initiatives, will position the company for growth of its recurring revenues and positive overall outlook. In summary, we are financially positioned to execute our current plans, and we have visibility to near term cash from the combination of backlog and forthcoming change orders.

That concludes my financial commentary. And I'll now pass it back over to Chuck.

Chuck Ferry

Thank you, Andrew. Let's briefly discuss where we are as a company right now. Our current customers and many potential new customers have told us that, technically, our railcar inspection portal is the best-in-class in terms of performance, reliability and standardization of the hardware, software, IT infrastructure, and artificial intelligence.

Major advancements have been made in AI development. And I'm pleased to say that all of Duos’ customers are using our AI detections catalog of 40 plus use cases with excellent results. In some applications, our customers are using the portals and detections catalog to obtain regulatory waivers.

We have continued to invest in research and development to stay at the forefront of the industry. This coming year, we will deploy a new thermal undercarriage examiner, a new 360 degree wheel and brake inspection system and a new hot bearing detector system, all of which can be integrated into the existing railcar inspection portal.

Another key technical breakthrough deployed to the track edge is a system update whereby the portals can acquire, compute and present inspection results in as little as 60 seconds after the railcar passes through the portal, which allows for instant notification to train crews, dispatchers and railroad mechanical teams.

This achievement has been publicly recognized by two of our technical partners, Dell Computers and NVIDIA. Another compelling feature is that our machine vision AI safety data is exchangeable and can be uniformly distributed amongst the stakeholders of the larger rail network in near real time.

Commercially, we have a lot of high level interest--we have a high level of interest for all the Class 1s, several short lines and passenger railroads. Our backlog at the end of the quarter of approximately $6.4 million, with another $5 million to $7 million of near term contract modifications, as well as multiyear service extensions expected on next two quarters with existing customers further emphasizes the long-term value in the RIP program.

We currently have active proposals and evaluation with a handful of different rail carriers, for dozens of new portals, which also includes larger international opportunities. As we've always stated, the closing cycle for new CapEx deals is slow and episodic. That is exactly why we've decided to shift our focus to the subscription model, which does a couple of things. First, it doesn't change our original total addressable market of 150 portals to effectively cover the North American network.

Second, it now adds hundreds of car owners, lessors and shippers, many of whom have shown strong interest in using our safety data to more effectively manage the maintenance of their fleet, to improve safety and overall car utilization rates.

We currently have two subscription customers, one is a passenger rail carrier, and the other is one of the largest car operating companies in North America. We are also in discussions with a dozen other prospective subscribers. I expect that with support from our partners, our subscriptions will grow significantly in the near future to promote a safer rail network.

So now let me outline our plan and the key milestones to watch that will, ultimately, set our course for a profitable business.

The first key milestone is partnering with existing customers where we already have portals, which will enable us to offer subscriptions to car owners and shippers. We were also in discussions to build a first subscription portal where we will own and operate it at one of the nation's busiest interchange points for hard hazardous cargo.

As you can imagine, post East Palestine, there has been renewed interest across the industry to share safety data from wayside detection systems. In this concept, a rail carrier benefits by having cars arrive on its network in better mechanical condition, which is both safer and an enabler to improve overall car utilization rate.

The carriers can also benefit by seeing the railcars before they accept them and interchange with them.

The second is continuing our commercial efforts with the other Class 1s not using our technology. I recently read a government report on lessons learned from the implementation of positive train control.

The primary challenge was to achieve interoperability and the ability to easily exchange data amongst carriers and other stakeholders. As with the adoption of any safety technology, the long game is to have this interoperability and do it with minimal investment across all stakeholders.

The third is to continue to work with our railroad partners to gain support from key industry stakeholders, such as the American Association of Railroads, the Federal Rail Administration, labor unions, and others.

The fourth is to work with our partners on a southern border strategy. One of our Class 1 partners is already using our technology which is highly capable of identifying illegal riders for waiver application to move to rail commerce faster and more securely across the southern border, as nearshoring becomes a more critical issue for the United States.

We are currently in discussions with our rail partners and federal rail, federal and state law enforcement agencies to expand the use of our technology to better enable these organizations to securely move commerce across the border.

The final milestone is to expand our solution internationally. We already have several proposals in active evaluation for a handful of portals and have several additional opportunities that we're working on in our commercial pipeline.

To be clear, our plan is that the Duos railcar inspection portal becomes the industry standard for machine vision and wayside detection, enabled with AI. The portals will be installed across the entire North American rail network and, eventually, around the globe, whether owned by Duos or our customers and operate them for the sharing of safety data amongst the Class 1s, short lines, passenger, regulatory, other federal state and local authorities.

Portals would form part of an overall safety management system where data from all wayside detection systems, onboard telemetry data and other real track network data can be viewed in a single system.

Highly functional analytics and AI will be applied and the information used by human operators to make decisions and take actions in near real time. If we are successful in achieving our goal, we would have 100 to 150 portals installed on a North American network, all allowing for data access via subscriptions. Under this model, the business would generate annual recurring revenues that are many factors above our current CapEx focused business model.

So, what are the risks to achieving our goals? Primary risks are project delays and timing of revenue recognition and cash collection. The current CapEx model remains episodic and difficult to forecast, but will continue to be a part of our revenue structure in the foreseeable future.

We have shown we can manage through this in the past, and we will continue to see this kind of pressure as we transition to a subscription model. Another risk is the speed with which the industry will adopt this cutting edge technology.

As I've said, there is broad consensus across all railroad stakeholders that technology such as ours is needed and will be widely implemented. The impending Railway Safety Act, whether it passes or not, has spurred the entire industry to get even more focused on safety. Our technology can also be a key technical enabler for our rail operators and law enforcement agencies at the southern border.

In closing, I want to highlight that I believe our company has a leadership position in the rail sector, with machine vision and AI wayside detection. Our transition over the next 12 to 18 months into a recurring revenue business model, selling into a growing demand for this technology puts us in a very strong position to give an unexpected high return on investment to our loyal shareholders.

I also believe that despite our current short-term revenue challenges, the company remains in good financial position with sufficient cash from operations and near term business opportunities that will accomplish the key milestones I discussed earlier and provide a good return to our shareholders.

And with that, we're ready to open the call for your questions. Operator, would you please provide the appropriate instructions?

Operator

Thank you. The floor is now open for questions. If you do have a question, please press “*”, “1” on your telephone keypad, at this time. If your question has been answered, you can remove yourself from the queue by pressing “1”. Again, ladies and gentlemen, it’s “*”, “1”. Please hold while we poll for questions.

Our first question comes from Mike Latimore from Northland Securities. Go ahead, Mike.

Owen Rickert

Hey, guys. This is Owen Rickert on for Mike. tonight. First question, is the postponement of deployments with the large transit customer a cancellation? And if not a cancellation, will deployments occur in ’24?

Chuck Ferry

Yeah, thanks for the question. To be real clear, it is not, I say again not, a cancellation, it is a delay. For that customer right there that's up along the northeast corridor, what's going on is you've got two large tunnel projects and a bridge project that are north of our portal locations. And project delays out of our control at those three sites have caused delays around the civil works, and some of the other preparatory works to insert those portals.

So, we're definitely expecting to complete those portals in the coming year. But again, I think that customer is managing themselves through some project delays. And unfortunately, we are being impacted from that.

That being said, I want to add that that customer has worked very closely with us and has actually added a number of additional contract modifications and other modifications to add additional work in the form of subscriptions, that is actually added to the overall value of that customer. So while we're--while the delays are frustrating for us, it has actually added to the overall value to the overall backlog for the company.

Owen Rickert

Got it, thanks. And then what are you guys assuming for sales cycles on subscription deals? And how many subscription customers are you expecting to land in fiscal year ‘24?

Chuck Ferry

Yeah, as we talked before, the sales cycle for a normal CapEx sale is oftentimes, it'll run 12 to 18 months, which is a long cycle. In the subscription cycle, we've already been through this; that sales cycle is shorter. I would probably place at about anywhere from three to nine months, depending on the customer.

We already have two solid subscription customers now. And we're already talking to a dozen or so others. Each of them has their own separate set of situations. So, I would expect we would probably add at least six to 12 additional subscription customers over the course of 2024, at a minimum, as we progress.

Owen Rickert

Okay, and then last one. Do many customers want to see a few more subscription examples up and running before deciding to go the subscription route?

Chuck Ferry

Look, I’ll try to categorize like this; I’ll just try to be very transparent. The type of data, the type of safety data, which is machine vision, and artificial intelligence driven, is pretty new to this industry. A lot of the car owners and shippers have not previously had access to this data.

Now, the Class 1 carriers have had access to this data now for a couple of years; certainly our three main customers. And I believe as we go forward, our current Class 1 customers will actually help and assist in kind of talking about the use of that data and help us actually drive bringing on those subscription customers.

I will say that the current shippers and car owners are kind of looking at as to how the Class 1 customers use that data. And in the discussions that we're having, which are very detailed and very technical, there's a lot of excitement for how they can use it, and how they can use that to make sure as an enabler to keep their core utilization rates higher at this point.

Owen Rickert

Got it. Thanks, guys.

Chuck Ferry

Thanks for the questions.

Operator

And our next question comes from Rafiq Khalid from Ascendiant Capital. Go ahead.

Rafiq Khalid

Hi, it’s Rafiq for Edward Woo. Two questions. First one, can you talk a little bit about, or expand on your international marketing efforts? And then the second one, do you see any change in demand when there's a government shutdown or upcoming elections?

Chuck Ferry

Yeah, so on the first question, particularly over the last year, we've taken a lot of inquiries, internationally. These inquiries have come in from Europe, they've come in from Australia, they've come in from the Middle East, and we've also seen inquiries come in, obviously, from Canada and Mexico, but also down in Latin America. In terms of marketing, we've approached it one of two ways. Number one, we're very fortunate that we haven't done a lot of international marketing directly, but we've still taken an increase.

So, I think that comes from having a good website and I think having an overall good reputation within the Class 1, the American, North American Class 1 network. A lot of times the calls come in, after they've queried some of our customers, so that's really helpful.

We have taken in some of our leads, if you will, internationally, from our technology partners, both Dell Computers and NVIDIA, which we're very thankful for. And then the third pathway, internationally, has been working with partners. There are some larger wayside detection and rail vendor partners. I don't want to name them publicly, right now.

But we are partnered with one or two of the larger rail vendors in the international market that have a good international footprint, where we've partnered with them on some of these international opportunities. So, we're excited to do that. And it certainly, in that partnership, allows us to be a little bit more aggressive in some of the requests for proposals that are currently under evaluation.

On the second question, the government shutdown. As you know, I spent a number of years in the Army so we used to be always very careful to watch government shutdowns. They can be very disruptive to not only employees but also their families. In our case, a government shutdown, I do not see that impacting our business, at this time.

Again, most of our business is with commercial entities that are not at least directly impacted by that. Our one true government customer right now, as it stands, last time we were threatened with the shutdown or gone through shutdowns, it did not impact us. If we had an extended shutdown, our one passenger rail customer, it could impact them.

But right now, I don't really--I'm not particularly concerned about it. Andrew, unless you see it differently, that's kind of my take on it.

Andrew Murphy

No, I think that's a very consistent approach with what we've seen so far with that customer.

Rafiq Khalid

Thank you for taking my question.

Chuck Ferry

Okay, any other questions I’d appreciate, we'll answer for you.

Operator

Again, ladies and gentlemen, it’s “*”, “1” to ask a question on the phone. Please hold while we poll. And at this time, this concludes our question and answer session. I would now like to turn the floor back over to Mr. Ferry for his closing remarks.

Chuck Ferry

Thanks, Operator. I appreciate your support today, and thank you, everyone, for joining us. And thank you, especially, for our shareholders that are on the call, today.

Operator

Before we conclude today's call, I would like to provide Duos' Safe Harbor statement that includes important cautions regarding forward-looking statements made during this call. The earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking terminology such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based, and could cause Duos Technologies Group Inc.'s actual results to differ, materially, from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos' Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Duos' filings with the SEC.

Thank you for joining us today for Duos Technologies Group's third quarter 2023 conference call. You may now disconnect. And have a nice day.